PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated July 12, 2021)	Registration No. 333-257438

NRX Pharmaceuticals, Inc.

8,757,258 Shares of Common Stock

3,586,250 Shares of Common Stock Issuable Upon Exercise of Warrants

________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated July 12, 2021 (the “Prospectus”), related to the resale, from time to time, of up to 8,757,258 shares of common stock, par value $0.001 per share (the “Common Stock”), of NRX Pharmaceuticals, Inc. (“NRx”) by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in the Prospectus (the “Selling Securityholders”) and the issuance by NRx of up to 3,586,250 shares of Common Stock upon the exercise of outstanding warrants, with the information contained in NRx’s Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission (the “SEC”) on August 19, 2021 and August 20, 2021 (the “Current Reports”). Accordingly, NRx has attached the Current Reports to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and, if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “NRXP” and NRx’s warrants are listed on Nasdaq under the symbol “NRXPW”. On August 19, 2021, the closing sale price of the Common Stock as reported on Nasdaq was $11.82, and the closing sale price of NRx’s warrants as reported on Nasdaq was $6.38.

NRx is an “emerging growth company” under the federal securities laws and, as such, has elected to comply with certain reduced public company disclosure requirements. See “Prospectus Summary–Implications of Being an Emerging Growth Company” beginning on page 2 of the Prospectus and in any applicable prospectus supplement.

NRx’s business and investment in the Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2021.